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The attached is the transcript of a conference call held on November 11, 2002.

LABORATORY CORP OF AMERICA

Moderator: Tom MacMahon
November 11, 2002
10:00 am CT


Operator:   Ladies and gentlemen, thank you for standing by. Welcome to the
LabCorp Conference Call to discuss the DIANON transaction. During the presentation all participants will be in a listen only mode.
Afterwards, we will conduct a question and answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder, this conference is being recorded Monday, November
11, 2002. I would now like to turn the conference call over to Mr. Tom MacMahon, Chairman and Chief Executive Officer. Please go ahead sir.

Tom MacMahon:   Thank you very much (Heather). Good morning and welcome to
LabCorp's conference call to discuss this morning's announcement of our intent to acquire DIANON Systems.

Joining me today from LabCorp are Brad Smith, Executive Vice-
President Public Affairs; Wes Elingburg, Executive Vice-President and Chief Financial Officer; (Ed Dodson), Senior Vice-President and Controller; and Pam Sherry, Senior Vice-President Investor Relations.

I am also delighted to have on the phone from Connecticut, Kevin
Johnson, Chief Executive Officer of DIANON. Kevin would like to make a few comments. I am delighted that he would. And I will now turn it over to you Kevin.

Kevin Johnson:   Thanks Tom. On behalf of DIANON's Board of Directors and our entire company, I am thrilled with today's announcement of LabCorp's definitive agreement to acquire DIANON.

There were two significant factors we considered in reaching the decision to merge our company into LabCorp. First, a transaction that we feel is in the best interests of our shareholders. Forty-seven dollars and fifty cents in cash represents a significant premium to both our closing price on Friday, as well as our average trading price over the past several months.

Secondly, the best interests of our employees, long-term. We firmly believe the strategic fit between our two organizations could not be more compelling. DIANON has demonstrated its ability to excel in the field of anatomic pathology and related cancer diagnostic services.

LabCorp has demonstrated its commitment to bringing leading edge technology to the diagnostic industry, with a large and growing emphasis in cancer diagnostics.

Together we can leverage our system of specialized pathology with LabCorp's tremendous infrastructure, financial strength, and focus on evolving technology, to create an unprecedented opportunity for our employees, and unparalleled services for our customers.

We will work diligently with LabCorp's management over the coming months, to ensure we deliver on the tremendous promise this union holds. Thanks Tom. I appreciate the opportunity to participate in this morning's call.

Tom MacMahon:   Kevin, thank you very much. And we are just delighted that you and your team are becoming part of LabCorp. Today we plan to provide you, our shareholders and investors, with an overview of our transaction to acquire DIANON, and to discuss why it is an excellent strategic fit with LabCorp and our growth strategy.

We will also explain how our integration plan will broaden physician and patient access to important testing technologies, and create a more efficient organization, building value for our shareholders. We will only answer questions this morning related to the proposed merger with DIANON.

I now would like to introduce Brad Smith, who has a few comments before I begin.

Brad Smith:   Before beginning, I would like to point out that there will be a taped replay of this conference call available via the telephone and Internet. Please refer to our press release, dated November 11, 2002, for replay information.

On November 12, the company will file an 8-K, which includes additional information on the DIANON transaction, which forms the basis for this presentation. Analysts and investors are directed to this supplemental information, which is currently available in a presentation format at our Web site, LabCorp.com.

Our discussion today follows this presentation. We hope you appreciate the level of detail this presentation provides, and ask that you direct your questions to clarifying this information. We will not be able to discuss any other details of the transaction that are not provided in the 8-K, or in this presentation.

I would also like to point out that any forward-looking statements made during this conference call are based upon current expectations, and are subject to change based upon various important factors that could affect the company's financial results. These factors are set forth in detail in our 2001 10-K, and subsequent filings.

Additionally, DIANON will file a proxy statement. And DIANON and LabCorp will file other relevant documents with the SEC concerning the proposed merger of a wholly owned subsidiary of LabCorp, Limited into DIANON.

Investors are urged to read the proxy statement when it becomes available, and any other relevant documents filed with the SEC, because they will contain important information. You will be able to obtain the documents free of charge at the Web site maintained by the SEC at SEC.gov.

In addition, you may obtain documents filed with the SEC by LabCorp free of charge by requesting them in writing from LabCorp,
Attention: Investor Relations. You may obtain documents filed with the SEC by DIANON free of charge by requesting them in writing from DIANON, 200 Watson Boulevard, Stratford, Connecticut,
Attention: Secretary, or by telephone at (203) 381-4055.

LabCorp and DIANON and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of DIANON in connection with the merger.

Information about the directors and executive officers of LabCorp and their ownership of LabCorp shares is set forth in the proxy statement for LabCorp's 2001 Annual Meeting of Shareholders filed with the SEC on April 15, 2002. Information about the directors and executive officers of DIANON and their ownership of DIANON stock is set forth in the proxy statement for DIANON's 2002 Annual Meeting of Stockholders filed with the SEC on July 1, 2002.

Investors may obtain additional information regarding the interest of such participants by reading the proxy statement when it becomes available.

Tom MacMahon:   Thank you Brad. This morning we announced a definitive
agreement to acquire all of the outstanding stock of DIANON in an all cash transaction, valued at approximately $598 million. We are extremely pleased to have reached this agreement. And I plan on this call to share with you the details of the transaction and our integration plan.

Our acquisition of DIANON will be an excellent opportunity to bring together the strength of both companies, and realize significant efficiencies. As I have said in the past, we have very specific criteria for evaluating acquisition opportunities, to ensure that they support our strategic objectives.

These objectives are to strengthen our national presence by expanding our geographic reach, and to lead an introduction in commercialization of important molecular diagnostic tests.
Acquisitions must also be accretive in year one, compliant, and demonstrate no billing problems. DIANON fits all of our acquisition criteria.

I now would like to point you to the 8-K presentation that we will be submitting tomorrow morning into slide number four. I will try and take you through this presentation over the next ten minutes or so. So if you want to follow me, I am on slide number four, page number four.

Key Transaction Facts: We are acquiring all of the outstanding stock of DIANON for a purpose price of approximately $598 million, or $47.50 per share, payable in 100% cash.

We expect the transaction to be accretive to 2003 earnings per share by approximately five cents, assuming a January 1, 2003 close. The deal represents a valuation multiple of 11.5 times 2003 estimated EBITDA without synergies, and a multiple of 6.6 times EBITDA with peak synergies, which we estimate at $35 million in 2005.

The Boards of both companies have already approved the transaction. Conditions for closing include regulatory approval, and an approval by a majority of DIANON shareholders. We expect to close during the first quarter of 2003. I would now like to turn this portion of the call over to Wes Elingburg, to cover the DIANON transaction specifics.

Wes Elingburg:   Thanks Tom. First we intend to finance the transaction
using a bridge loan of $350 million, for which we already have a commitment, and which we will later replace; approximately $38 million in cash. And we will borrow approximately $210 million under our $300 million revolver.

Today, as a result of the additional leverage we are taking on to finance the transaction, Standard & Poors assigned a rating of triple B stable to our corporate credit and senior unsecured debt, maintaining our investment grade status.

Tom MacMahon:   Thank you Wes. Now I would like to profile DIANON, which is on slide six. I would like to tell you a little bit about DIANON, a truly innovative cancer diagnostic company we are delighted to have become part of LabCorp.

DIANON is a leading provider of anatomical pathology and oncology testing services in the United States, with a focus on the outpatient market. DIANON serves approximately 14,500 of the 50,000 oncology, urology, dermatology, gynecology and gastroenterology specialists in the United States, and directly employs 48 pathologists.

DIANON processes approximately 8,000 tissue samples per day, at an average price higher than the overall LabCorp price per accession. Managed care plans have already recognized the premier capabilities of DIANON. DIANON currently services more than 650 managed care organizations, including Aetna, United Healthcare, and Oxford.

Additionally, DIANON offers clinical chemistry and gene-based testing services in support of cancer. And DIANON has developed an innovative proprietary health information reporting system called
CarePathT, which has earned high marks from customers for its usability and information value. We will incorporate their CarePathT system throughout LabCorp.

DIANON's operations include one main testing facility in Stratford, Connecticut, four regional labs, and a specimen processing center in Ohio. A fifth regional lab in Texas is not yet processing specimens.

I believe DIANON is special and unique. DIANON brings a branded service oriented approach to oncology. They have focused their efforts on bringing to physicians and managed care providers oncology products, both clinical and anatomic, that meet patient management needs.

Their menu includes selected tumor markers, as well as the specialty oncology offerings that we offer at our CNBP. They have been very successful at branding their products, and develop sophisticated AP Information Technology. Their menu brings a vision of the future genomic pathology labs into practice today.

Now I am turning to slide eight for LabCorp, which addresses the strategic rationale for LabCorp acquiring DIANON. During the past two years, both internally and outside, I have often spoken to investors about the importance of cancer testing going forward.

We have seen important new technologies, like monolayer paths and human papilloma virus, or HPV, have a major impact on standard of care, and recognize that anatomic pathology and gene-based cancer testing will have a major impact on cancer diagnostics over the next three to five years.

LabCorp fully expects to be the leader in this area. And DIANON compliments LabCorp extremely well. LabCorp has identified cancer testing as its most important growth opportunity over the next three to five years. We expect diagnostic testing for cancer to increase substantially.

DIANON compliments LabCorp's ability in anatomic and gene-based testing. And DIANON's broad menu of anatomic and esoteric testing is supported by strong scientific expertise of standing sales capabilities, and an innovative proprietary reporting format called CarePathT.

Now, if you are following the slide presentation, I am moving on to slide number nine. LabCorp's genomic and esoteric testing will also be offered through the DIANON network, expanding access to patients for these tests.

And LabCorp's strategic partnerships will be enhanced by DIANON's sales and marketing efforts to DIANON's more than 14,500 physician customers. Our combined companies will be well positioned to offer innovative new genomic tests for cancer through our partnerships with technology leaders, such as Myriad Genetics, which has predisposition assays for breast and ovarian cancer; EXACT Sciences, for colorectal cancer; Celera Diagnostics, for prostate and breast cancer, and Correlogics for ovarian cancers.

Additionally, DIANON has strong brand recognition. And we fully expect to retain the name DIANON. Their innovative reporting format, CarePathT, is highly regarded in the industry, and will be the foundation of a new company-wide pathology reporting format that is user-friendly and has high information value.

Also, DIANON's solid EBITDA margins will be enhanced through the benefit of LabCorp's supply contracts and national distribution systems. And finally, DIANON's sophisticated sales team will broadly offer LabCorp's vast genomic and esoteric capability to physicians and other healthcare providers.

I would now like to turn the presentation back to Wes Elingburg to cover the details of the financial impact of the transaction, our synergy expectation, and our synergy plan. Wes?

Wes Elingburg:   One of the key assumptions that we have used related to the acquisition is that it would close on January 1, 2003. Therefore, the guidance that we are giving related to the numbers is as of a January 1 closing.

As a result of this combination, we expect incremental revenue in 2003 of $210 million. Along with that, we expect incremental
EBITDA for 2003, including synergies, to be $55 million, and the expected incremental diluted earnings per share for 2003 is five cents.

Now we go to page 12, Synergy Expectations. As you can see from the chart, in 2003 we estimate synergies to be 7-1/2 million; in 2004, 25 million; and then we will achieve a total savings of $35 million in 2005.

Going to slide 13, related to the synergy plan, our primary areas for synergy savings with DIANON are 1, supply cost reductions; 2, reduced logistics expenses; 3, reducing overlapping personnel; and last, optimizing our infrastructure by eliminating redundant facilities and overhead.

It is important to note that the integration of DIANON will be handled by functions and business units which are separate from the operating divisions integrating Dynacare. And we do not anticipate any difficulty in effectively implementing our integration plans for both DIANON and Dynacare.

Tom MacMahon:   Thank you Wes. As Wes mentioned, we plan to coordinate the entire integration efforts through a seasoned team of LabCorp executives, with the support of DIANON managers. The LabCorp team has significant expertise in esoteric and gene-based testing for cancer.

In summary, I continue to believe that LabCorp is well positioned in this industry for long-term growth. We are fortunate to be part of this industry at a time when the tremendous value of diagnostic testing is now being realized by physicians, managed care organizations, hospitals, and other healthcare sectors.

New advances in scientific research are moving the importance of testing to the forefront in healthcare. LabCorp has positioned itself to effectively operate in this swiftly changing environment, and to continue to expand access to our leading edge testing technology.

This concludes my remarks. Remember, I will only take questions related to the DIANON transaction. (Heather), I am now ready to answer any questions that our audience may have.

Operator:   Thank you. Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-toned prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question. Our first question comes from the line of Bill Bonello with Wachovia
Securities.

Bill Bonello:   Yeah. Just a couple of quick questions. Can you tell us
whether your revenue and EBITDA estimates for '03 for DIANON include the fully impact from the currently slated Medicare reimbursement cuts for anatomic pathology? Or are you assuming some reimbursement relief?

Tom MacMahon:   Wes?

Wes Elingburg: Bill, we are not assuming reimbursement relief. That is not factored into the projections at all.

Bill Bonello:   Okay great. And then secondly, I guess a question for Kevin if he is still on the line, I am just curious if you can tell us what your plans are going forward. If you are going to stick around and be helping run AP at LabCorp? Or whether you are moving on to something different.

Kevin Johnson:   Hi Bill. I am still on. And Tom has been kind enough to
enable me to stay with the company. I speak on behalf of our entire senior management team here. We are very excited about the prospects of our platform into LabCorp. So we will be sticking around.

Bob Bonello:   Great. Thank you.

Operator:    Our next question comes from the line of David Lewis with Thomas
Weisel Partners.

David Lewis:   Good morning guys.

Tom MacMahon:   Good morning David.

David Lewis:   Quick up front, just to follow up on Bill's comment, it
assumes both a negative conversion factor and the negative RVU? Just to be clear Wes, sorry.

Wes Elingburg:   Yes.

David Lewis:   Okay. Perfect. Tom, maybe you could talk a little bit about the strategy here, and also in terms of the synergies. Is the idea with DIANON to try to integrate many of these facilities and make it more of a synergistic acquisition? Or do you really plan on keeping
DIANON as a separate entity, keeping their sales force intact, and trying to brand this aspect of your business and take business?

Tom MacMahon:   David, DIANON is a company that I cherished for a very long time. It is a company that fits extremely well from a strategic perspective with what we are trying to do here at LabCorp.

If you think about it, and I know you have followed us now for a sustained period of time, you have probably heard me talk about cancer testing ad nauseam. I really believe that cancer testing is going to impact profoundly on the way patients are treated with cancer during the next three to five years.

We have worked diligently at LabCorp to execute relationships with strategic partners, like EXACT, Myriad, Correlogics, and Celera Diagnostics. DIANON really fulfills my dream now of having a cancer company that is totally focused on cancer. And we plan on keeping DIANON alive.

We plan on keeping the name DIANON. We plan on taking the best practices from DIANON as it relates to their CarePathT system, and their sales experience. So we think it will go both ways. We think that DIANON will benefit from us in our esoterics and cancer testing capabilities, and that we will benefit from DIANON in their special skill in the cancer area.

The great synergies from this transaction come from supply costs. They come from the unique distribution system that LabCorp has that DIANON benefits from. And we will just have to wait and see going forward if there will be any facility closures from either side.

But our synergies are based heavily related to a better distribution system, supply savings, and minor facility closures at either LabCorp or DIANON - very different than the Dynacare deal.

David Lewis:   Okay. And then two more quick questions. I will give them
together. First was if EXACT Sciences is to get further penetration, was one of your ideas with this acquisition that that may drive further colonoscopies, which would be an expertise of DIANON?

And secondarily Tom, you talked a lot about last week further managed care penetration. Could the DIANON transaction help you in that respect, specifically with Aetna? Thanks.

Tom MacMahon:   Well I think what - I will take the first question David. And clearly what Kevin's team has done is build unique relationships with the big managed care plans. Even with the two big clinical laboratories having relationships with the big three managed care plans and others, Kevin's team has done a great job at penetrating those.

So the simple answer to your question is yes. We are delighted to gain a better position with the managed care plans as it relates to this. And certainly DIANON's expertise in the whole area of gastroenterology will help us facilitate a smooth EXACT Sciences launch. It will also give us higher penetration in certain geographical markets of the United States, where quite honestly, DIANON does a better job than LabCorp.

So this not only is a strategic acquisition. It provides us with some further geographical reach.

David Lewis:   Thank you very much.

Operator:   Our next question comes from the line of Tom Gallucci with
Merrill Lynch.

Tom Gallucci:    Good morning. Thank you.

Tom MacMahon:   Good morning Tom.

Tom Gallucci:   One follow-up. How are you?

Tom MacMahon:   Good.

Tom Gallucci:   One follow-up, and then another question. Just a follow-up in terms of DIANON management staying on. Is there any long-term contracts in place? Or how are they going to be incentivized, obviously, given the cash nature of the deal?

Tom MacMahon:   We are not going to get into the details of that today Tom.
Obviously we have great respect for the management team at DIANON. And that is something that Kevin and I and the team have talked about. But we are not going to relate any further details of the transaction now.

Tom Gallucci:   Okay. And then I guess the other question would be for Wes.
How does this affect your future uses of cash flow that you are projecting? I know you were going to pay down a big chunk of the Dynacare related debt in the fourth quarter. And then how could you maybe prioritize the use of this cash flow for next year in terms of debt paid out and share repurchase, etc.?

Wes Elingburg:   I am not going to get into the prioritization. But our goal is still to pay off the bridge loan related to the Dynacare transaction.
And as far as what we had previously stated, it is our intent to continue with the share repurchase plan, and also to pay down next year on the revolver component of this financing.

Tom Gallucci:   Okay. Thank you.

Tom MacMahon:   Thanks Wes. I just, Tom, want to reiterate that we announced the share repurchase plan several weeks ago. And we fully anticipate that we will do what we said we are going to do.

Tom Gallucci:   Okay. Thank you.

Operator:   Our next question comes from the line of (Abe Brocktine) with
(Glenview) Capital. Please go ahead with your question.

(Abe Brocktine):   Hi Tom. Hi guys.

Tom MacMahon:   Good morning.

(Abe Brocktine):   I would like to just clarify a couple of things. The
revenue projection was referred to on the slide as incremental revenue.
That is the 210 million for next year from DIANON. That is slightly below some street forecasts that were up around 225-ish.

Was LabCorp a customer of DIANON's? And so were some of DIANON's revenues already - will they be eliminated in putting the companies together?

Tom MacMahon:   (Abe), I will take this. And if Wes wants to chime in, it is fine with me. Number one is we are not a customer of DIANON's. So there was not, that I am aware of - Kevin - any substantial testing that you have done for us. Am I correct on that?

Kevin Johnson:   Yes. That is correct.

Tom MacMahon:   And in terms of the estimates, when we do our due diligence, we obviously look at what we think the revenues are going to be. We don't actually look at the street and forecast. Assuming a January 1 closing, what we think we will get out of the revenues from DIANON next year.

(Abe Brocktine):   Okay. And the synergies don't seem to include any sort of
sale synergies. I just want to just be clear. Is that correct? All the synergies relate to costs in operation, and not sales.

Tom MacMahon:   That is correct.

(Abe Brocktine):   Okay. That is it. Thanks.

Tom MacMahon:   Thank you.

Operator:   The next question comes from the line of Deborah Lawson with
Salomon, Smith, Barney. Please go ahead.

Deborah Lawson:   Hi. Just two things. I guess adding on to the question that was just asked in terms of sales synergies, you haven't factored any of those in there. But to what extent is LabCorp currently outsourcing its anatomic pathology business? And does that actually present itself as an opportunity? And then secondly, could you talk about your thoughts on pathologist retention, and how you are going to make sure that goes smoothly? Thanks,

Tom MacMahon:   Okay Deborah. I will take the first question. And then I will ask Brad to handle the - I will take the second question, and ask Brad to handle the first question.

DIANON is a very unique company. They have, as I mentioned, I think the number is 48 pathologists. I don't have that in front of me. And they are full time employees. And that is how they work.

And I firmly believe, with Kevin's support, that these pathologists will stay at LabCorp. And Kevin, I don't know if you would also like to take a shot at that question.

Kevin Johnson:   Oh, I would love to comment. I think we really have created a very unique system of pathology at DIANON. I think as most of you know, we are specialized by organ sites, so that we have various executive medical directors responsible for specific organ sites, and the specialized pathologies that conduct the diagnosis there.

Our turnover has been very, very small at DIANON over the last number of years, because I think we create an environment that appeals to progressive pathologists. A pathologist in a specialty likes large volumes of very difficult cases (unintelligible) diagnosis on a daily basis, to ensure that there is consensus diagnosis.

Generally it is a Monday through Friday kind of environment, highly compensated. We compensate at the high end of the industry. And I really don't see their lives changing going forward. I think if anything, it is going to create tremendous opportunities for those pathologists that are looking for career opportunities in the various facilities around the country that LabCorp has.

So although you can never say with certainty, I think this is such a compelling strategic fit that it is easy for me to articulate to our medical staff while if anything this combination will create more opportunities and stability going forward.

Deborah Lawson:   Okay. Great. And just.

Tom MacMahon:   Brad, do you want to answer the question related to -

Brad Smith:   Well yeah. Let me just say the first question about do we send pathology out, we really don't. And I think just to follow up on what
Kevin said, we see this as a really great opportunity to tap into many of the things that DIANON has done.

And I believe our pathology services have always looked to DIANON as setting the lead in many of these areas. And they are excited about the opportunities that this combination provides too.

Deborah Lawson:   Great. Thank you.

Tom MacMahon:   Thank you Deborah.

Operator:   Our next question comes from the line of (Sandy) Draper with
Robinson Humphrey. Please go ahead.

Alexander Draper:   Thanks. A question for Wes, and then maybe a follow-up
for Kevin on the reimbursement. Wes, what interest rates - can you run through the interest rates on the different financing structures?

Wes Elingburg:   It is - all of it should be factored in at LIBOR plus 100
basis points.

Alexander Draper:   LIBOR plus 100. Okay great. Thanks. And then I guess not
sure if this is for Brad or Tom or Kevin. Can you just remind me, the current status in terms of legislation for the negative conversion factor and negative RVU, what would be the combined impact of that on pathology reimbursement, either as a whole or if you can do it separately. Thanks.

Tom MacMahon:   Kevin, I think you are probably best to do it.

Kevin Johnson:   Yeah. I will speak as though we are an independent company.
That is the guidance that we have given.

If the RVUs were passed as proposed in the June 28 Federal Register, the negative impact to DIANON, with a flat conversion factor, would be about 25 EPS, about six million on the top line. We have not given guidance on the conversion factor, because it is too variable.

What is currently proposed is a minus 4.4% conversion factor, affecting all medical practices. On the other side of that equation is a strong momentum for a 2% increase on the conversion factor.

Typically on November 1 the Federal Register would have issued pricing guidelines for all medical specialties. That has been delayed for various reasons.

We now expect it to be in two or three weeks. We are cautiously optimistic, at least on the process of articulating as an industry why we think a reduction in pathology reimbursement is not appropriate.

And when Congress reconvenes, we are hopeful that they are able to pass a bill that actually has a positive impact on the conversion factor. Yet it is anyone's guess as to what will happen.

Alexander Draper:   Great. So going back to you Tom, the guidance you gave
or the synergies and where you are looking at for the five cents EPS assumes the negative 4.4%?

Tom MacMahon:   That is correct.

Alexander Draper:   Okay great. And do you, Kevin, do you plan on - I know in
your third quarter conference call you mentioned that you plan to give updated guidance when the new numbers came out. Do you still plan to do that as an independent company? Or with this transaction announced, do you not expect to come up with any updated numbers and comments?

Kevin Johnson:   With this transaction, we anticipate we will not give 2003 guidance.

Alexander Draper:   Okay. Thank you very much.

Operator:   Ladies and gentlemen, as a reminder, to register for a question, please press the 1, 4 at this time. Our next question comes from the line of Ricky Goldwasser with UBS Warburg.

Ricky Goldwasser:   Good morning.

Tom MacMahon:   Good morning Ricky.

Ricky Goldwasser:   My questions are mainly to Kevin. Kevin, what is the
current excess capacity on your facilities? And I guess the second question is for Tom. Tom, DIANON is really known at the physician office market. And are you planning to leverage down on capabilities into the hospital reference work? And then lastly, can you sort of name who are your top three largest competitors in the areas where
DIANON has a significant market share?

Kevin Johnson:   I will take the first one Tom, if I can remember.

Tom MacMahon:   Oh yeah. I am sorry Kevin. Yes, it was related to capacity.

Kevin Johnson:   Oh yes. Yeah, Ricky, I think as you know our business model is only constrained by our labor force. From a facility - bricks and mortar - that really is not a constraining factor for us. And I would like to we maintain capacity - little capacity, in that we anticipate volume by organ sites.

We bring pathologists on with a three to six month lead-time. So we manage to the volume. So we don't have tremendous excess capacity. Obviously that would hit our bottom line very quickly. So I think a skill set that we bring through years of experience is the ability to manage pathology capacity by anticipating volume by organ sites.

Tom MacMahon:   Okay, Ricky, I would only echo that in our due diligence we certainly found that there may be opportunities for us to leverage off each other's capacity, which we think in pathology today, that anatomical is a good thing.

I believe - and the second question related to the hospital markets. I think it is our feeling here at LabCorp, and echoes I think with the strategy of DIANON for several years now, that where cancer is really treated is on an out-patient basis.

Fortunately this dreaded disease, people really want to stay at home as they are treated. So the real opportunity we feel here is to leverage our skill base with DIANON's in an outpatient physician market. And the terrific new licenses that we have signed up in the last year, again, most of those are outpatient. So we really do think that cancer treatment is outpatient.

I don't know, Kevin, would you agree with that?

Kevin Johnson:   Absolutely.

Tom MacMahon:   Right. In terms of the top three competitors Ricky, I have talked too much about competitors lately. So I am not letting any information out about who DIANON's top competitors are.

Ricky Goldwasser:    Okay. Thank you.

Tom MacMahon:   Thank you.

Operator:   Our next question comes from the line of (Joanie Jensen) with
(Close) Asset Management. Please go ahead.

(Joanie Jensen):   Hi. I just wanted to make sure I heard you correctly. You
mentioned that S&P had reaffirmed your ratings where they are?

Tom MacMahon:   No. No. I said it is triple B stable.

(Joanie Jensen):   Triple B stable from triple B plus?

Tom MacMahon:   That is right.

(Joanie Jensen):   Okay. So it was downgraded one notch?

Tom MacMahon:   Right.

(Joanie Jensen):   Okay. And the 38 million of available cash, I am assuming
that is the net cash from DIANON's balance sheet. Is that correct?

Tom MacMahon:   I am not - I don't want to get into that detail.

(Joanie Jensen):   Oh okay. Well thank you so much. Bye.

Tom MacMahon:   Thank you.

Operator:   Our next question comes from the line of (James Starr) with (Henry
Crown) & Company. Please go ahead.

(James Starr):    Hi. Can you relate or give a sense of what after this
transaction has been done, would be the percentage of esoteric tests, as you currently define it? And then secondly, what percentage of the business overall would be paid for by Medicare and Medicaid?

Tom MacMahon:   (Jamie), I am not giving out the details of the percentage of esoteric right now. I will wait until the transaction is completed. And then probably on an updated call at the end of the year we will give you updated information on that.

In terms of the percent which is Medicare - I am sorry, what?

Kevin Johnson:   Medicare and Medicaid percent of the business for DIANON is around 40%.

Tom MacMahon:   And for LabCorp is around 12%.

(James Starr):   Okay.

Tom MacMahon:   So you probably can do the math. But it is about 40% for
DIANON, and about 12-13% for LabCorp.

(James Starr):   Okay great. Thank you.

Tom MacMahon:   Thank you.

Operator:   Our next question comes from the line of Kemp Dolliver with SG
Cowen Security.

Kemp Dolliver:   Hello. First, is there much overlap among the physician
clients between the two companies?

Tom MacMahon:   We don't think so.

Kemp Dolliver:   Okay. And then secondly, on the synergy side, could you talk a little bit I guess mainly about the logistics? Because I think the supply costs are pretty straightforward. But given the size of the synergies relative to DIANON's earnings, that seems to be the key to execution here.
And I would be interested in more detail.

Tom MacMahon:   Kemp, I am sorry. We are not going to give any more details at this time. As the deal gets completed and as we move forward with the implementation of our plans, when people are affected, we will give you more details.

But we don't think until it is approved, and until we actually get into the implementation phase, we don't want to discuss synergy savings that impact on the distribution systems of either LabCorp or DIANON, because of potential affected people.

Kemp Dolliver:   Okay. Thanks a lot.

Operator:   Our next question comes from the line of (Tom Stern) with
Chieftain Capital Management. Please go ahead.

(Tom Stern):   Good morning. Tom, could you share with us what you see as the organic growth of the DIANON business as you look out over the next three to five years, and how that would break between volume and pricing?

Tom MacMahon:   I am not going to do that today Tom, not on the conference call. We certainly have seen nice growth coming out of DIANON. And I think if you look at some of the reports out there, it is pretty significant moving forward.

In terms of breaking it by price, and what I call accessions, we aren't doing that.

(Tom Stern):   Okay. The second question, could you comment about the Justice
Department investigation, I believe, in Connecticut, and whether that has been put to bed?

Tom MacMahon:   Kevin, would you want to deal with that?

Kevin Johnson:   Yeah. In our third quarter press release we took a reserve of $5.5 million in anticipation of an eminent settlement. We are currently negotiating the final terms of that. And our outlook is that that will be completed over the next several weeks.

Tom MacMahon:   And Brad, from our side, do you want to comment on that, if they are going through due diligence?

Brad Smith:   I think yes, just to say that we are comfortable, and as Kevin said, with the current status of it.

(Tom Stern):   Thank you.

Tom MacMahon:   Thank you (Tom).

Operator:   Our next question comes from the line of Robert Willoughby with
First Boston.

(Sean Harrington): Hello, (Sean Harrington) in for Robert Willoughby actually. Can actually anyone comment on why each company saw it as an opportune time to execute this transaction? And then particularly what factors DIANON weighed in deciding to sell? Thanks.

Tom MacMahon:   Well, from my perspective, I think it was an opportune time because we have executed at LabCorp four very important cancer relationships. We see cancer as the fastest growing area of esoteric and gene-based testing in our company.

And quite honestly, because we have been able to convince our friends from DIANON to merge with us now. So it is something that we are delighted to do. Kevin, you may want to comment from your side.

Kevin Johnson:   Yes. I was contacted by Tom during the summer months,
expressing his desire to bring the companies together. And I think if I didn't mention in my opening comments I will now. I have always seen an incredibly compelling opportunity to bring our capabilities together with the infrastructure of LabCorp.

Subsequent to that call, we engaged JP Morgan to conduct a process to help us evaluate various alternatives to maximize shareholder value. And the Board determined that an all-cash transaction at this premium to our trading price was in the best interests of our shareholders. I think it is that straightforward.

We did contact others that we thought may be able to offer a competitive offer. And through a diligent process determined - the Board determined that this was clearly the preferable transaction.

(Sean Harrington):   Excellent. Thanks a lot.

Tom MacMahon:   Thank you (Sean).

Operator:   Our next question comes from the line of (Depak Rajah) with New
Capital Partners. Please go ahead.

(Depak Rajah):   Hi Tom. I just can't resist asking this question. But I have to try anyway.

Tom MacMahon:   Go ahead.

(Depak Rajah):   Given that you have announced this transaction, can we say, or should we interpret this as you guys are kind of comfortable with your previous issues that came up for the last couple of months.

Tom MacMahon:   As I commented on - and I don't mean to say this any other way - today we are talking about DIANON. We had a genomics conference last week, and in North Carolina actually. And we dealt with those issues. And we continue to deal with all the issues in the company.

But I also feel, and have continued to express to our shareholders that cancer is the place to be. And as Kevin indicated, some time in the summer of '02 I contacted Kevin, because we felt this was the right thing to do. And we continue to feel, obviously, it is the right thing to do.

So I am going to set aside all those other issues for another day, and talk only about DIANON today. But I appreciate the question.

(Depak Rajah):   Thanks Tom.

Operator:   Our next question comes from the line of (Jung Park) with (Dill)
Analytics. Please go ahead.

(Jung Park):   Hi. This question is for both Kevin and Tom. Just wanted you to elaborate on how the proposed revision for Medicare payment policies that came out this summer, for 2003, influenced this deal strategy, and if there are any specific provisions or conditions in the merger agreement referring to the policy changes. And I also wanted to confirm if there are any voting agreements in place.

Tom MacMahon:   Okay. We are not going to comment on any further details
related to the signing of the definitive agreement. And maybe Brad you can talk a little bit to that. And then I will turn it over to Kevin.

Brad Smith:   Okay yeah. Just once the agreement is filed, I guess everybody at the same time will have an opportunity to look at it. But we aren't going to talk about deal terms, other than the terms that we have talked about, and that are included in the Power Point presentation that will be filed as an 8-K tomorrow.

Tom MacMahon:   In terms of the published proposed prices, fees in the Federal
Register, we have been aware of those for a long time. We continue to believe that DIANON is a terrific strategic fit for us. And we are committed to the transaction.

We hope for a good outcome from that. But on the other side, this is a long-term decision that we are making as it relates to cancer. And it has not affected our decision to want to do this deal. Kevin?

Kevin Johnson:   I am not sure what I can add to both your and Brad's
comments.

Tom MacMahon:   Great. Thank you.

Operator:   Our next question comes from the line of (Jennifer Drake) with
(Nomura) Security.

(Jennifer Drake):   Hi. A couple of questions regarding your rating agency
comments. First of all, I just want to confirm, you are saying that S&P has downgraded the company from triple B plus to triple B flat? And also
I wanted to know have you all had discussions with the agency in advance of announcing this deal? Or are you planning to speak to them sort of after this announcement?

Man:   The answer to that is it is triple B stable. It was triple B plus. And we did have discussions with S&P prior to this announcement today.

(Jennifer Drake):    Did they indicate to you that they have any expectations
for how you are going to take out the bridge loans? Is there an expectation that there is some sort of an equity component to whatever security you use to take out that bridge loan?

Man:   No. We have not had those discussions with the S&P.

(Jennifer Drake):   Okay. And the last question, the bridge loan is not
secured in any way, is it?

Man:   No.

(Jennifer Drake):   No. Thank you.

Operator:   Our next question comes from the line of (Kevin Wink) with
(Paulinas) Capital Management.

(Kevin Wink):   Concerning future cap ex plans that have originally been in place by both companies, what are your thoughts on how this transaction might affect those?

Tom MacMahon:   Well, again, this is Tom MacMahon. And I will take the
question. We are not going to disclose the size of our cap ex expenses, other than what we have already talked about in all of our previous calls, which is in the range of $80 million for the year '03. We don't see cap ex having a material impact on this transaction at all.

(Kevin Wink):   Okay. And then one last question. The previous question did ask about whether S&P anticipated the bridge loan being paid down at some point in the future. But what comments can you give us at this point as to how long you think it will take you to pay down the bridge loan?

And also, I want to clarify an earlier comment. The bridge loan was at 100 basis points over LIBOR? Or was that just for the credit line?

Man:   It was LIBOR plus 100.

(Kevin Wink):   Okay, for the bridge loan as well?

Man:   Yes.

(Kevin Wink):   Okay.

Tom MacMahon:   And the plan on the bridge loan - the $350 million bridge
loan would be to replace it with some other type of debt, whether it be in the bond or bank market.

(Kevin Wink):   I mean your cash flows appear sufficient to retire the whole loan with cash flow by the end of next - or by the end of probably around mid-2004. Am I wrong about that?

Man:   We are not going to comment.

Tom MacMahon:   Yeah. I don't want to get into the details of the cash flow of the company today.

(Kevin Wink):   Okay. All right. Thanks.

Tom MacMahon:   Thank you.

Operator:   Our next question comes from the line of (Greg Nadib) with
Shorewater.

(Greg Nadib):   Thank you and good morning gentlemen. I wonder if you could just add a little more color to the due diligence question. You skimmed over it a little bit when you were talking about the Connecticut problem. But I wonder if you could just expand on that and just let us know how the due diligence is getting along, and whether it is finishing soon.

The second question is to ask when you might be filing with the FTC. Can we have any idea on that, given your kind of ambitious closing date? Thanks.

Tom MacMahon:    Well we are not going to comment any more about the due
diligence. The due diligence process in transactions like this one are very detailed. Companies like LabCorp and DIANON great to know each other in great depth. And we have legal teams, accounting teams, financial teams, sales teams, marketing teams, that get to know each other.

And I am quite comfortable that through our process, which is fairly complete, we understand DIANON extremely well. The second question was? I am sorry?

Man:   Oh, about the filing. I think - yeah, I would say just to echo, that we are very comfortable with the due diligence process, and that we have signed a definitive binding agreement. And the other terms of the agreement you will see. But the next step will be to file as soon as we can. But we haven't set a date for the (HSR) filing. But you can expect that it will be very soon.

(Greg Nadib):   Thanks very much.

Operator:   Our next question comes from the line of (Mark Miller) with Bank of America Securities.

(Mark Miller):   Good morning, and congratulations to all.

Tom MacMahon:   Thank you (Mark).

(Mark Miller):   Most of my questions have been answered or can't be answered at this time. The only question left is for Kevin. Kevin, any change to any of your current initiatives? For example, expanding the Long Island facility?

Kevin Johnson:   No. We will be moving into that facility in a couple of
weeks. And we are going to continue to operate as an independent company until the closing date. So we are going to keep driving the company with our current initiatives, obviously staying close to LabCorp's management, to make sure they are in concert with their long-term plans. But I can't imagine they won't be.

(Mark Miller):   Great. Thanks a lot guys.

Tom MacMahon:   Thank you.

Kevin Johnson:   Thank you.

Operator:   Our next question comes from the line of (Doug Fisher) with
(Matador) Capital. Please go ahead.

(Doug Fisher):   Actually the question has been asked and answered. Thank you

Operator:   Ladies and gentlemen, as a reminder, to register for a question, please press the 1, 4 at this time. Our next question comes from the line of (Ron Opal) with (H.C. Wainwright). Please go ahead.

(Ron Opal):	Yes. With all the high volume of biopsies that will be coming into
LabCorp at this point, is there any interest in mining the data that is represented in this asset and working with the drug companies in development of new cancer drugs?

Tom MacMahon:   (Ron), the answer to that is yes. Unfortunately it is a very complex issue. It even becomes more complex with the privacy rules of HIPA. It is something that we have spent a considerable amount of time looking at. It is something that we think makes great sense as it relates to patient care in this country. But right now the HIPA rules make it quite difficult. And we have kind of backed off of that.

But you can rest assured in the back of our heads now at LabCorp there is always a desire to figure out a way to provide that information to the pharmaceutical companies, and ultimately to the clinicians. It will help them treat patients.

(Ron Opal):   All right. Thank you.

Operator:   Our next question comes from the line of (John Britain) with
Select Equity.

(John Britain):   Yes good morning. Two quick questions. I just wanted to know relative to the revenue guidance you gave for DIANON next year being a little bit lower than three (unintelligible), can you comment on what the internal growth rate expected there of the business is going forward?

Tom MacMahon:   No, we can't.

(John Britain):   Okay. The second question is the earnings accretion of five cents, using an assumption of 100 basis points over LIBOR, it seems like it would be a little higher than that. Can you just break out what the D&A assumption is for next year?

Tom MacMahon:   No. We are not going to talk at this point any more about the details that are in the slide presentation.

(John Britain):   Okay. Thank you.

Tom MacMahon:   Thank you. I will take - if there are any, I will take one more question.

Operator:   All right. Our last question comes from (F.T. Talipergatha) with
(Cathay) Financial.

(F.T. Talipergatha):   Yeah, thanks. My question was asked. And I just wanted
to get some information on the merger. I will expect it when it is filed. Thank you.

Tom MacMahon:   Thank you very much everybody for listening to the call. We continue to be very excited about this. And Kevin, thanks for being on also.

Kevin Johnson:   Thanks a lot Tom.

Tom MacMahon:   Everybody have a great day.

Operator:   Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.


END